PERSONAL & CONFIDENTIAL

December 12, 2006

Mr. Dan Malone
15 Pecan Gorge Court
Sugar Land, TX  77479

Dear Dan,

We appreciate the interest and patience shown in Alamo Group during the recent interview process.  I am pleased to offer you the position of Executive Vice President & Chief Financial Officer of Alamo Group Inc.  The details of this offer are as follows:

  Monthly salary of $17,500.00 per month, annualized to $210,000.

  A $25,000 sign on bonus payable 30 days after employment.

  Participation in the Alamo Group Inc. Incentive Stock Option Plan with 25,000 shares, subject to Compensation Committee of the Board's approval, within 90 days of employment.

  Eligible to participate in the Alamo Group Incentive Compensation Plan, according to its terms, at 30% level.  This bonus is payable annually in March of the following year.

  Eligible to participate in Alamo Group (USA) 401K Savings and Retirement Plan after three months of continuous employment with the next entry date of April 1, 2007 if start date is on or before January 1, 2007.

  Eligible to participate in the Alamo Group (USA) Medical Plan, according to its terms and conditions, after 30 days of continuous employment.

  The Company will engage a relocation company to coordinate a simultaneous closing on the sale of your home in Houston.  Closing costs will be paid by the Company.  In addition, reasonable relocation expenses as per attached Relocation Expense Policy. The employee will be responsible for all federal and state income taxes on any moving expense payment or reimbursement that is not considered a 'qualified moving expense' per the Internal Revenue Service (see definitions in Relocation Expense Policy attachment).

  In lieu of temporary living expenses, the Company will pay $2,500 per month for a maximum of six months or until the home is sold, whichever occurs first.

  Start date to be mutually agreed upon.

  This offer is contingent upon completing pre-employment physical and drug screen. The post offer drug screen and physical examination, education verification and background investigation should be completed within two weeks of acceptance of our offer of employment.

This offer is not, nor is intended to be a contract of employment.  In addition, the benefits discussed are abbreviated and all reference to benefits are more specifically provided in our current policies and procedures, which are subject to change without prior notice.  We would appreciate your response to this offer by Monday, December 11, 2006.

Sincerely,

R.A. Robinson
President and CEO

cc:  Brad Emerson

 ______________________________________
Acknowledgement